EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), is entered into as of November 1, 2004, between LEV PHARMACEUTICALS, INC., a Delaware Company (with its successors and assigns, referred to as the "Company") and Joshua D. Schein (referred to as "Schein").

     WHEREAS, the Company and Schein desire to enter into an agreement to provide for Schein's employment by the Company upon the terms and conditions set forth in this Agreement

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

     1. Employment for Term. The Company hereby employs Schein and Schein hereby accepts employment with the Company for the period beginning on November 1, 2004 and ending October 31, 2008 (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. This Agreement shall be automatically renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, the "Term") unless either party notifies the other in writing of its intention not to so renew this Agreement no less than 90 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Schein's employment under this Agreement shall end the Term but shall not terminate Schein's or the Company's other agreements in this Agreement, except as otherwise provided herein.

     2. Position and Duties. During the Term, Schein shall serve as Chief Executive Officer of the Company. During the Term, Schein shall also hold such additional positions and titles as the Board of Directors of the Company (the "Board") may determine from time to time. During the Term, Schein shall devote as much time as is necessary to satisfactorily perform his duties as an employee of the Company.

     3. Compensation.

     (a) Base Salary. The Company shall pay Schein a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $312,500 per annum, payable at least monthly on the Company's regular pay cycle for professional employees (the "Base Salary").

     (b) Stock Options. Pursuant to the Company's 2004 Omnibus Incentive Compensation Plan (the "Plan"), the Company shall grant to Schein fully-vested incentive options to purchase 500,000 shares of the Company's Common Stock exercisable at $0.85 per share (the "Options"). The Options shall expire on November 1, 2014.

     (c) Annual Increases. The Base Salary shall be increased at the end of each year of service by the greater of (i) 5% or (ii) a percentage equal to the increase, if any, in the United States Department of Labor Consumer Price Index (or comparable index, if available) for the New York metropolitan area over the previous 12 months.

     (d) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Schein a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time. The Company will adopt a bonus plan and Schein will be eligible to participate in such plan. The Company shall pay Schein a monthly car allowance of $500.

     4. Employee Benefits. During the Term, Schein shall be entitled to the employee benefits including vacation, 401(k) plan, health plan and other insurance benefits made available by the Company to any other officers or key employees of the Company.

     5. Expenses. The Company shall reimburse Schein for actual out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses.

     6. Termination.

     (a) General. The Term shall end immediately upon Schein's death. The Term may also end for Cause or Disability, as defined in Section 7.

     (b) Notice of Termination. Promptly after it ends the Term, the Company shall give Schein notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7(a) and 7(b) below). The Company's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Company's termination of the Term.

     (c) Effective Termination by the Company. If the Company reassigns Schein's base of operations outside of New York City, or materially reduces Schein's duties during the term, including replacing Schein as Chief Executive Officer, then, at his option, Schein may treat such reduction in duties as a termination of the Term without Cause by the Company.

     7. Severance Benefits.

     (a) Cause Defined. "Cause" means (i) willful malfeasance or willful misconduct by Schein in connection with his employment; (ii) Schein's gross negligence in performing any of his duties under this Agreement; (iii) Schein's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Schein's material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof; or (v) material breach by Schein of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof.

     (b) Disability Defined. "Disability" shall mean Schein's incapacity due to physical or mental illness that results in his being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Schein shall continue to receive his base salary hereunder, provided that if the Company provides

Schein with disability insurance coverage, payments of Schein's base salary shall be reduced by the amount of any disability insurance payments received by Schein due to such coverage. The Company shall give Schein written notice of termination which shall take effect sixty (60) days after the date it is sent to Schein unless Schein shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

     (c) Termination. If the Company ends the Term for Cause or Disability, or if Schein resigns as an employee of the Company for reasons other than a material breach by the Company of its obligations under this Agreement or a material reduction of Schein's duties as provided in Section 6(c), or if Schein dies, then the Company shall have no obligation to pay Schein any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term, except that payments under Section 3(a) shall continue for the remainder of the Term unless the Company ends the Term for Cause or if Schein resigns for reasons other than a material breach by the Company of its obligations under this Agreement or a material reduction of his duties as provided in Section 6(c). If the Company ends the Term without Cause, then the Company will be obligated to continue to pay Schein's salary and all other amounts due hereunder for the remainder of the Term.

     8. Change of Control Payment. The provisions of this paragraph 8 set forth the terms of an agreement reached between Schein and the Company regarding Schein's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of the Company. These provisions are intended to assure and encourage in advance Schein's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of paragraph 7(c) if Schein's employment is terminated or Notice of Termination is given ninety (90) days prior to or within eighteen
(18) months after the occurrence of an event constituting a Change in Control.

     (a) Escrow. Within ten (10) days after the occurrence of the first event constituting a Change in Control (irrespective of whether Schein has actual knowledge of such event), the Company shall place immediately negotiable funds in escrow in an amount equal to Schein's salary and all other amount due hereunder for the remainder of the Term, plus such additional amount as equals the "Gross Up Payment" (as hereinafter defined) thereon (the "Change of Control Amount"). Such escrow shall be conducted pursuant to a standard escrow agreement among the Company, Schein and an independent escrow agent providing for the timely payment to Schein of the amounts hold in such escrow in the event Schein becomes entitled thereto under the applicable provisions of this Agreement (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the earlier of (A) nineteen (19) months after the occurrence of an event constituting a Change in Control or (B) the payment to Schein of all sums escrowed.

     (b) Change In Control. If, within 90 days prior to, or within eighteen (18) months after the occurrence of an event constituting a Change in Control, Schein's employment is terminated or a Notice of Termination is given for any reason other than (A) his death, (B) his Disability, or (C) by Schein without Cause on the part of the Company, then such termination shall be deemed to be a "Termination Due to Change in Control (herein so called), in which event the Company shall pay Schein, in a lump sum, on or prior to the fifth (5th) day following the date of termination of the Term:

          (1) an amount equal to the Change of Control Amount (including any Gross Up Payment); and

          (2) Schein's accrued and unpaid base salary.

     (c) Stock Option Floor. Upon the occurrence of the first event constituting a Change in Control, all stock options and other stock-based grants to Schein by the Company shall, irrespective of any provisions of his option agreements, immediately and irrevocably vest and become exercisable as of the date of such first event whereupon, at any time during the Option Term as defined in the option agreements, Schein or his estate may by five (5) days' advance written notice given to the Company, and irrespective of whether Schein is then employed by the Company or then living, and solely at the election of Schein or his estate, require the Company to:

          (1) if the Company is a reporting company under the Securities Exchange Act of 1934, as amended, within thirty (30) days of a request by Schein or his estate file and cause to become effective a Form S-8 (or other appropriate form) with the Securities and Exchange Commission ("SEC") registering for resale all shares underlying stock options granted to Schein and outstanding with all fees and expenses of such filing being paid by the Company, or,

          (2) allow Schein to exercise all or any part of such Stock Options at the option prices therefor specified in the grant of the Stock Options.

     In the event the Company does not file and cause to become effective a Form S-8 (or other appropriate form) with the SEC within the thirty (30) day time period, the Company shall pay liquidated damages to Schein or his estate equal to the greater of (a) the amount equal to the difference between the Market Price of the Company's common stock and the exercise price of the stock options multiplied by the aggregate number of stock options outstanding or (b) $500,000. For purposes of this Section 8(c), Market Price is defined as the average of the closing bid and ask price of the Company's common stock on the Nasdaq SmallCap Market or the closing sale price of the common stock on a national exchange, if listed on such exchange, in each case, on the day prior to the date of the Company's breach of this Section 8(c).

     (d) Gross Up Payment.

          (1) Excess Parachute Payment. If Schein incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "Excess Parachute Payments" within the meaning of Section 28OG(b)(1) of the Code, the Company will pay to Schein an amount (the "Gross Up Payment") such that the net amount retained by Schein, after deduction of any Excise Tax on both the Excess Parachute Payment and any federal, state and local income tax (together with penalties and interest) as well as the Excise Tax upon the payment provided for by this subparagraph 8(d)(1), will be equal to the Change of Control Amount.

          (2) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Schein will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due, net of the maximum reduction (if any) in federal income taxes that could be obtained from deduction of deductible state and local taxes.

          (3) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Schein and reasonably approved by the Company, which approval will not be unreasonably withheld or delayed. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subparagraph (d).

          (4) Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Schein at the time specified in this Agreement. Schein and the Company agree to reasonably Scheinate in the determination of the actual amount of the Gross Up Payment. Further, Schein and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of the Company will refer to refunds of prior overpayments by the Company and in the case of Schein will refer to additional payments to Schein to make up for prior underpayments.

     (e) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

     "Change in Control" shall mean any of the following:

          (1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries or any Excluded Group (as defined herein), of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided however, that any transfer from Judson Cooper or Joshua Schein (the "Excluded Group") will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Excluded Group, would not have resulted in the acquisition by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or

          (2) during any period of 12 consecutive months after the date of this Amendment, the individuals who at the beginning of any such 12-month period constituted a majority of the Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Company was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of InCompany of the Company, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

          (3) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger, or consolidation; or

          (4) the sale or other disposition of assets representing 50% or more of the assets of the Company in one transaction or series of related transactions not initiated or commenced by any person within the Excluded Group; or

          (5) a "Fundamental Change in Business" as hereinafter defined; or

          (6) a "Hostile Takeover" as hereinafter defined is declared.

          "Fundamental Change in Business" shall mean that the Company, at any time, no longer spends at least fifty percent (50%) of its annual budget on activities related to biotechnology or pharmaceuticals.

          "Hostile Takeover" shall mean any Change in Control which at any time is declared by at least a majority of the Board, directly or indirectly, to be hostile or not in the best interests of the Company, or in which an attempt is made (irrespective of whether successful) to wrest control away from the incumbent management of the Company, or with respect to which the Board makes any effort to resist.

9. Confidentiality, Ownership, and Covenants.

     (a) "Company Information" and "Inventions" Defined. "Company Information" means all information, knowledge or data of or pertaining to (i) the Company, its employees and all work undertaken on behalf of the Company, and (ii) any other person, firm, Company or business organization with which the Company may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

     (b) Confidentiality.

          (i) Schein hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Company not in the public domain disclosed by the Company in the course of his employment with the Company may be attributable substantially to the fact that such confidential information is maintained by the Company in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Schein, therefore, except as provided in the next two sentences, covenants and agrees that all Company Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by his Agreement, except as the Company may otherwise expressly authorize by action of the Board. In the event that Schein is requested in a judicial, administrative or governmental proceeding to disclose any of the Company Information, Schein will promptly so notify the Company so that the Company may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Company Information is required, Schein may furnish the material so required to be furnished, but Schein will furnish only that portion of the Company Information that legally is required.

          (ii) Schein also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Company maintains such confidentiality (except with regard to any disclosure by the Company required under applicable securities laws).

         (c) Ownership of Inventions, Patents and Technology. Schein hereby assigns to the Company all of Schein's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or notpatentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Schein, either alone or jointly with others, during the course of the performance of services for the Company. Schein shall also assign to, or as directed by, the Company, all of Schein's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its agencies. The Company shall have all right, title and interest in all research and work product produced by Schein as an employee of the Company, including, but not limited to, all research materials and lab books.

     (d) Remedies. Schein hereby acknowledges that the covenants and agreements contained in Section 9 are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Schein breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; (ii) the right and remedy to require Schein to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     (e) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10. Successors and Assigns.

     (a) Schein. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Schein may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Schein shall be for the sole personal benefit of Schein, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Schein. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Schein and his personal representatives, distributes and legatees.

     (b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. In the event that the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets and Schein does not elect to treat any such transaction as a termination by the Company without Cause pursuant to Section 7(c), then this Agreement shall continue in full force and effect. The Company's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver and executed copy of such assumption to Schein), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

11. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Schein's employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Schein and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Schein and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:




     If to Schein:            524 Clubhouse Road
                              Woodmere, NY 11598

     If to the Company:       122 East 42nd Street
                              Suite 2606
                              New York, NY 10168

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Schein that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Schein under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

21. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in New York, New York and consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the unsuccessful party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            LEV PHARMACEUTICALS, INC.,





                                            By:  /s/  Judson Cooper
                                               --------------------------------
                                                      Judson Cooper
                                                      Chairman


                                            /s/  Joshua D. Schein
                                            -----------------------------------
                                                 Joshua D. Schein